FOR IMMEDIATE RELEASE Media Contact: Laura Wakeley (717) 291-2616
Investor Contact: Matt Jozwiak (717) 327-2657

Fulton Financial Corporation Announces Quarterly Dividends and $100 Million Stock Repurchase Program

December 20, 2022 -- LANCASTER, PA -- Fulton Financial Corporation (“Fulton”) (Nasdaq: FULT) today announced that its Board of Directors (the “Board”) declared a quarterly cash dividend of fifteen cents per share on its common stock, payable on January 13, 2023, to shareholders of record as of January 3, 2023.

In addition, Fulton announced that the Board declared a quarterly dividend of $12.81 per share (equivalent to $0.32025 per depositary share) on its Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A, payable on January 17, 2023, to shareholders of record as of January 2, 2023, for the period from and including October 15, 2022, to but excluding, January 15, 2023.

Fulton also announced that the Board approved the repurchase of up to $100 million of shares of Fulton’s common stock commencing on January 1, 2023 (the “2023 Program”). The 2023 Program will expire on December 31, 2023.

As permitted by securities laws and other legal requirements and subject to market conditions and other factors, purchases may be made from time to time under the 2023 Program in open market or privately negotiated transactions, including without limitation, through accelerated share repurchase transactions. The 2023 Program may be discontinued at any time.

Fulton, a $26 billion Lancaster, Pennsylvania-based financial holding company, has more than 3,300 employees and operates more than 200 branches in Pennsylvania, Maryland, Delaware, New Jersey and Virginia through Fulton Bank, N.A.

Additional information on Fulton can be found at investor.fultonbank.com.